EXHIBIT 99.1

Xenon Pharmaceuticals Reports Second Quarter 2015 Financial Results and Provides Corporate Update

Continued Pipeline Progress in Partnered and Proprietary Programs;

Conference Call/Webcast Today at 4:30 p.m. Eastern Time

BURNABY, British Columbia, Aug. 10, 2015 (GLOBE NEWSWIRE) -- Xenon Pharmaceuticals Inc. (Nasdaq: XENE), a clinical-stage biopharmaceutical company, today reported its financial results for the quarter ended June 30, 2015 and provided a corporate update.

Dr. Simon Pimstone, Xenon's President and Chief Executive Officer, said, "We are focused on advancing our partnered and proprietary pipeline programs and leveraging the potential of our Extreme Genetics® discovery platform and expertise in ion channel target discovery. Our partner Teva is conducting the TV-45070 Phase 2b trial in post-herpetic neuralgia, with data expected in the second half of 2016. Our two collaborations with Genentech are progressing well. The ongoing Phase 1 clinical trial of GDC-0276 is anticipated to complete enrollment later this year, and we expect to identify new pain targets later this year in our genetics collaboration. In our proprietary pipeline, we plan to file an investigational new drug equivalent application for XEN801 in August 2015, and we are making good progress on our Nav1.6 inhibitor program for Dravet Syndrome. We are also on track to announce another drug discovery program later this year leveraging our expertise in ion channel chemistry and biology. We are looking forward to a number of important milestones throughout the remainder of 2015 and into 2016 in both our partnered and proprietary programs."

2015 Achievements to Date

Partnered Pain Programs with Teva and Genentech

  Xenon's partner Teva Pharmaceutical Industries Ltd. is conducting a randomized, double-blind, placebo-controlled Phase 2b clinical trial for TV-45070 in patients with post-herpetic neuralgia, with results expected in the second half of 2016.
  Xenon's partner Genentech, a member of the Roche Group (SIX:RO) (SIX:ROG) (OTCQX:RHHBY), is currently conducting a Phase 1 clinical trial for GDC-0276, which is expected to complete patient enrollment in the second half of 2015. GDC-0276 is a selective, oral Nav1.7 small-molecule inhibitor being developed for the treatment of pain. Xenon and Genentech also have an active research collaboration focused on other orally selective small molecule inhibitors of Nav1.7.
  Xenon and Genentech's second collaboration is focused on the discovery of novel pain targets in rare human pain disorders where individuals have either an inability to perceive pain or where individuals have non-precipitated spontaneous severe pain. A key goal of this collaboration is to identify new pain targets for drug discovery in 2015.

Xenon's Proprietary Programs

  XEN801, is a stearoyl Co-A desaturase, or SCD1 inhibitor, for the treatment of acne. Xenon expects to file an investigational new drug equivalent application later this month to initiate a Phase 1 clinical trial. If supported by positive data from the Phase 1 trial, Xenon plans to initiate a proof-of-concept Phase 2 clinical trial by the end of 2015. SCD1 is an enzyme involved in lipid synthesis that is expressed in sebaceous glands in the skin. By inhibiting SCD1, XEN801 represents a novel approach to treat acne with a dual mechanism of action expected to reduce both sebum production and the size and number of sebaceous glands.
  Xenon's development of a Nav1.6 sodium channel inhibitor for the treatment of Dravet Syndrome, an orphan disease of severe childhood epilepsy, continues to progress and Xenon expects to file an IND application in 2016. Xenon's approach to treating Dravet Syndrome is to develop selective and potent inhibitors of Nav1.6 which have demonstrated efficacy for seizures in a pre-clinical animal model.
  Xenon also anticipates announcing its next drug discovery program in 2015 by leveraging its Extreme Genetics discovery platform and expertise in ion channel chemistry and biology.

Glybera

  Xenon's Glybera licensee, uniQure Biopharma B.V. (Nasdaq: QURE), has reported that its commercialization partner, Chiesi Farmaceutici S.p.A., has submitted price and reimbursement dossiers in key European countries in order to make Glybera accessible to patients. Chiesi has sole control over commercialization in Europe and neither uniQure nor Xenon will be providing additional guidance regarding commercialization progress. Glybera is the first gene therapy product approved in the European Union for the treatment of the orphan disorder lipoprotein lipase deficiency, and is the first product whose active ingredient was derived from Xenon's platform to receive commercial approval. Xenon is eligible to receive a royalty on commercial sales.

Second Quarter 2015 Financial Results

Cash and cash equivalents and marketable securities as of June 30, 2015 were $73.7 million, compared to $84.0 million as of December 31, 2014. There were 14,267,174 shares outstanding as of June 30, 2015.

For the quarter ended June 30, 2015, Xenon reported total revenue of $4.0 million, compared to $5.3 million for the same period in 2014. Revenue in both periods was primarily derived from Xenon's collaboration agreements with Teva and Genentech. The decrease of $1.3 million was primarily attributable to revenue recognized in the second quarter of 2014 relating to the upfront payment from the December 2011 collaborative development and license agreement with Genentech. No such amounts were recognized in the current quarter as the upfront payment was fully recognized by December 2014. The remaining decrease was due to less full time equivalent funding from Genentech and Teva and the change in the foreign exchange rate between the U.S. and Canadian dollar.

Research and development expenses for the quarter ended June 30, 2015 were $3.7 million, compared to $2.6 million for the same period in 2014. The increase of $1.1 million was primarily attributable to an increase in spending on the XEN801 and Nav1.6 sodium channel inhibitor programs, partially offset by decreases in Teva and Genentech collaboration expenses.

General and administrative expenses for the quarter ended June 30, 2015 were $2.1 million, compared to $1.2 million for the same period in 2014. The increase of $0.8 million was primarily attributable to additional expenses incurred as a public company. General and administrative stock based compensation recovery for the quarter ended June 30, 2015 was $1.9 million, compared to expense of $0.1 million for the same period in 2014. The change of $2.0 million is primarily due to a decrease in the fair value of liability classified stock options granted to directors and certain consultants. Following a change in the Company's functional currency to U.S. dollars effective January 1, 2015, options granted to directors and certain consultants are subject to liability accounting with fair value calculated using the Black-Scholes option-pricing model at the quarter end. Prior to January 1, 2015, these options were subject to equity accounting. The Company will restate its financial statements for the quarter ended March 31, 2015 to reflect this change and updated financial statements are included in this release. The change adjusts non-cash stock based compensation accounting and has no impact on assets, revenue or cash flows.

Other income for the quarter ended June 30, 2015 was $1.0 million, compared to other expense of $0.1 million for the same period in 2014. The change of $1.1 million was primarily attributable to $0.8 million of unrealized foreign exchange gains arising from the translation of Canadian denominated balances to U.S. dollars as a result of the functional currency change to U.S. dollars from Canadian dollars on January 1, 2015.

Net income for the quarter ended June 30, 2015 was $1.2 million, the same as for the comparative period in 2014. Net income was primarily attributable to general and administrative stock based compensation recovery, which was partially offset by lower revenue and higher research and development expenses for the period.

Conference Call Today at 4:30 p.m. Eastern Time

Xenon will host a conference call and live audio webcast today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss second quarter 2015 financial results and to provide a business update.

To participate in the call, please dial (855) 779-9075 for domestic callers or (631) 485-4866 for international callers, and provide conference ID number 2290418. The webcast will be broadcast live on the investors section of Xenon's website at www.xenon-pharma.com and will be available for replay following the call for 30 days.

About Xenon Pharmaceuticals Inc.

Xenon is a clinical-stage biopharmaceutical company discovering and developing a pipeline of differentiated therapeutics for orphan indications that it intends to commercialize on its own and for larger market indications that the company intends to partner with global pharmaceutical companies. Xenon has built a core enabling discovery platform, referred to as Extreme Genetics®, for the discovery of validated drug targets by studying rare human diseases with extreme traits, including diseases caused by mutations in ion channels, known as channelopathies. Xenon's Extreme Genetics® platform has yielded the first approved gene therapy product in the European Union and a broad development pipeline and multiple pharmaceutical partnerships, including with Teva and Genentech. For more information, please visit www.xenon-pharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995 and Canadian securities laws. These forward-looking statements are not based on historical fact, and include statements regarding the timing of IND or IND equivalent submissions with regulatory agencies; the initiation of future clinical trials; potential efficacy, future development plans and commercial potential of our product candidates; the timing of the completion of and results from additional clinical trials and pre-clinical development activities; our achievement of certain milestones under our collaboration agreements; the plans of our collaboration partners and their interactions with regulatory agencies; the results of research and development efforts and the timing for identifying new pain targets in our existing collaboration with Genentech and announcing another proprietary drug discovery program. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our or our collaborators' product candidates; our Extreme Genetics discovery platform or ongoing collaborations may not yield additional product candidates; any of our or our collaborators' product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; Glybera may have its conditional regulatory approval revoked or modified or may not attain adequate reimbursement coverage from third party payers; we may not achieve additional milestones pursuant to our collaboration agreements; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission and the securities commissions in British Columbia, Alberta and Ontario. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

The Xenon logo and "Extreme Genetics" are registered trademarks or trademarks of Xenon Pharmaceuticals Inc. in various jurisdictions.

Xenon Pharmaceuticals Inc.
Condensed balance sheets
(Unaudited)
(Expressed in thousands of U.S. dollars except share data)

	June 30,	March 31,	December 31,
	2015	2015	2014
		(Restated)

Assets
Current assets:
Cash and cash equivalents and marketable securities	$73,700	$75,381	$84,041
Other current assets	653	1,669	901
Other assets	2,174	2,353	2,476

Total assets	$76,527	$79,403	$87,418

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$2,278	$1,530	$2,664
Deferred revenue, current portion	5,635	8,724	11,622
Fair value of liability classified stock options	4,103	6,298	--
Non-current liabilities	164	180	353

Total liabilities	$12,180	$16,732	$14,639

Shareholders' equity	64,347	62,671	72,779

Total liabilities and shareholders' equity	$76,527	$79,403	$87,418

Xenon Pharmaceuticals Inc.
Condensed statements of operations
(Unaudited)
(Expressed in thousands of U.S. dollars except share and per share data)

	Three Months Ended		Three Months Ended		Six Months Ended
	June 30,		March 31,		June 30,
	2015	2014	2015	2014	2015	2014
			(Restated)

Revenue:
Collaboration revenue	$4,044	$5,296	$4,010	$5,001	$8,054	$10,297
Royalties	2	2	--	--	2	2
	4,046	5,298	4,010	5,001	8,056	10,299
Operating expenses:
Research and development	3,669	2,566	3,427	2,533	7,096	5,099
General and administrative	2,058	1,213	1,571	1,300	3,629	2,513
General and administrative - stock based compensation	(1,880)	141	5,149	136	3,269	277
Total operating expenses	3,847	3,920	10,147	3,969	13,994	7,889

Income (loss) from operations	199	1,378	(6,137)	1,032	(5,938)	2,410
Other income (expense)	969	(148)	(3,019)	341	(2,050)	193

Net income (loss)	1,168	1,230	(9,156)	1,373	(7,988)	2,603

Net income attributable to participating securities	--	1,230	--	1,373	--	2,603

Net income (loss) attributable to common shareholders	$1,168	$ --	$ (9,156)	$ --	$ (7,988)	$ --

Net income (loss) per share attributable to common shareholders:
Basic	$0.08	$ --	$ (0.64)	$ --	$ (0.56)	$ --
Diluted	$ (0.07)	$ --	$ (0.64)	$ --	$ (0.56)	$ --

Weighted-average shares outstanding:
Basic	14,241,827	1,347,237	14,212,579	1,345,312	14,227,203	1,346,274
Diluted	15,129,978	1,347,237	14,212,579	1,345,312	14,227,203	1,346,274

CONTACT: Ian Mortimer
         Chief Financial Officer and Chief Operating Officer
         Xenon Pharmaceuticals Inc.
         Phone: 604.484.3300
         Email: investors@xenon-pharma.com